FOR IMMEDIATE RELEASE

                                              For further information contact:
                                              Donald A. Williams, Chairman & CEO
                                              Michael J. Janosco Jr., CFO
                                              413-568-1911

      Westfield Financial, Inc. Declares Dividend and Reports Results for the Quarter Ended June 30, 2006

Westfield, Massachusetts, July 26, 2006: (AMEX:WFD) Westfield Financial, Inc. (the "Company"), the holding company for Westfield Bank (the "Bank"), reported net income for the three months ended June 30, 2006 of $1.3 million or $0.13 per diluted share, versus $1.4 million, or $0.15 per diluted share, for the comparable prior year period.

Net interest and dividend income was $5.9 million for both the three months ended June 30, 2006 and 2005. The net interest margin, on a tax equivalent basis, for the three months ended June 30, 2006 was 3.19% compared with 3.24% for the same period in 2005. The decrease in the net interest margin was primarily the result of higher funding costs resulting from the rising interest rate environment. As the rates on term deposits have increased over the past several months, some customers have shifted funds out of core deposits, which generally pay lower rates, and into term deposits.

Total assets increased $12.8 million to $817.9 million at June 30, 2006 from $805.1 million at December 31, 2005. Total deposits increased $12.7 million to $635.7 million at June 30, 2006 from $623.0 million at December 31, 2005. The increase in deposits was primarily the result of an increase in term deposits of $36.0 million, which were $371.1 million at June 30, 2006. Customer repurchase agreements were $14.4 million at both June 30, 2006 and December 31, 2005. Federal Home Loan Bank borrowings were $45.0 million at both March 31, 2006 and December 31, 2005.

Net loans increased by $7.7 million to $386.5 million at June 30, 2006 from $378.8 million at December 31, 2005. Commercial real estate and commercial and industrial loans increased $4.3 million to $273.9 million at June 30, 2006 from $269.6 million at December 31, 2005. Westfield Bank's strategic plan emphasizes commercial lending.

Donald A. Williams, Chairman and Chief Executive Officer, said, "We continue to move forward with our strategy of growing our commercial banking business." Mr. Williams also stated, "On July 25, 2006, the Board of Directors declared a regular cash dividend of $0.15 per share to all shareholders of record on August 10, 2006, payable on August 24, 2006."

James C. Hagan, President and COO, said, "In the second quarter, Daniel O'Neill joined Westfield Bank's commercial lending team and Philip Burns was hired as a residential loan originator. This expansion of our staff, along with the addition of William Fleming as a commercial lender in the first quarter, reinforces our commitment to seek out high quality credit relationships."

Stockholders' equity at June 30, 2006 and December 31, 2005 was $115.5 million and $115.8 million, respectively, representing 14.1% and 14.4% of total assets, respectively. The change is comprised of net income of $2.6 million for the six months ended June 30, 2006, the net repurchase of 27,745 shares of common stock for $768,000, and the declaration and payment by the Board of Directors of regular and special dividends amounting to $1.9 million.

The provision for loan losses for the three months ended June 30, 2006 was $200,000 compared with $125,000 for the same period in 2005.

Noninterest income for the three months ended June 30, 2006 was $883,000 compared to $811,000 for the same period in 2005. The increase was primarily the result of increases in checking account processing fee income and income from Bank Owned Life Insurance.

Noninterest expense for the three months ended June 30, 2006 was $4.9 million compared to $4.8 million for the same period in 2005. The increase was primarily the result of increases in expenses related to employee salaries and benefits.

The Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

This press release contains certain forward-looking statements. These forward-looking statements are made in good faith pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements may be subject to significant known and unknown risks, uncertainties, and other factors, including, but not limited to, those matters referred to in the preceding sentence.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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
                                  WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
                         Selected Consolidated Statement of Operations and Other Data
                                    ($ in thousands, except per share data)
                                                  (Unaudited)

                                                         Three Months Ended            Six Months Ended
                                                               June 30,                    June 30,

                                                        2006           2005           2006           2005
                                                        ----           ----           ----           ----
Interest and dividend income                         $   10,613     $    9,176     $   20,542     $   18,053
Interest expense                                          4,702          3,279          8,852          6,241
                                                     ----------     ----------     ----------     ----------

Net interest and dividend income                          5,911          5,897         11,690         11,812
Provision for loan losses                                   200            125            275            265
                                                     ----------     ----------     ----------     ----------

Net interest and dividend income after
 provision for loan losses                                5,711          5,772         11,415         11,547

Net gains on sales of securities
 available for sale                                           0             18              0             19
Other noninterest income                                    883            793          1,736          1,540
Other noninterest expense                                 4,904          4,798          9,698          9,381
                                                     ----------     ----------     ----------     ----------

Income before income taxes                                1,690          1,785          3,453          3,725
Income taxes                                                430            373            879            802
                                                     ----------     ----------     ----------     ----------
Net income                                           $    1,260     $    1,412     $    2,574     $    2,923
                                                     ==========     ==========     ==========     ==========

Basic earnings per share                             $     0.14     $     0.15     $     0.28     $     0.31

Average shares outstanding                            9,309,440      9,503,801      9,308,397      9,501,441

Diluted earnings per share                           $     0.13     $     0.15     $     0.27     $     0.30

Diluted average shares outstanding                    9,478,897      9,720,266      9,478,877      9,719,148

Other Data:

Return on Average Assets (1)                               0.62%          0.71%          0.64%          0.74%

Return on Average Equity (1)                               4.41%          4.77%          4.52%          4.97%

Net Interest Margin (2)                                    3.19%          3.24%          3.19%          3.28%

(1) Three and six month results have been annualized.
(2) Net interest margin represents net interest income on a tax equivalent basis divided by average interest-earning assets

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
                           WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
                       Selected Consolidated Balance Sheet and Other Data
                             ($ in thousands, except per share data)
                                           (Unaudited)

                                                                     June 30,        December 31
                                                                       2006             2005

Total assets                                                         $817,936         $805,095
Securities held to maturity                                           227,769          225,450
Securities available for sale                                         139,166          129,459
Stock in Federal Home Loan Bank of Boston                               4,237            4,237

Loans                                                                 391,846          384,259
Allowance for loan losses                                               5,352            5,422
                                                                     --------         --------
Net loans                                                             386,494          378,837

Total deposits                                                        635,720          623,045

Federal Home Loan Bank advances                                        45,000           45,000

Customer Repurchase Agreements                                         14,404           14,441

Stockholders' equity                                                  115,469          115,842

Book value per share                                                    12.35            12.37

Other Data:

Nonperforming loans                                                  $    914         $  1,919

Nonperforming loans a percentage of total assets                         0.11%            0.24%

Nonperforming loans as a percentage of total loans                       0.23%            0.50%

Allowance for loan losses as a percentage of nonperforming loans          586%             283%

Allowance for loan losses as a percentage of total loans                 1.37%            1.41%